EXHIBIT 99.1

BROADRIDGE TO ACQUIRE TRADE PROCESSING BUSINESS FROM M&T BANK CORPORATION'S WILMINGTON TRUST RETIREMENT AND INSTITUTIONAL SERVICES UNIT

Combination with Broadridge’s industry-leading Matrix platform expands solutions offering for the growing retirement services market

LAKE SUCCESS, N.Y., Jan. 21, 2015 – Broadridge Financial Solutions, Inc. (NYSE:BR) has signed an agreement to acquire the trade processing business of the Wilmington Trust Retirement and Institutional Services unit of M&T Bank Corporation ("M&T") (NYSE:MTB). The acquisition will expand Broadridge’s suite of solutions for the growing qualified and non-qualified plan services market and the support it provides for third-party administrators, financial advisors, record-keepers and banks.

Wilmington Trust Retirement and Institutional Services’ (WTRIS) processing business will be combined with Broadridge’s Matrix Financial Solutions, a best-in-class mutual fund and ETF trade processing platform for the retirement industry with access to more than 25,000 funds. The addition of WTRIS’ expertise in serving the needs of complex retirement plans to Matrix’s efficient back-end technology will enable Broadridge to meet an even greater variety of client needs, including supporting larger plans. Upon closing of the transaction, the combined platform is expected to have more than $290 billion in assets under administration and will leverage the deep experience of the combined operations and trust teams.

“Broadridge delivers innovative, technology-driven solutions that help financial institutions grow their businesses and enhance their profitability, while minimizing risk,” said Broadridge President and Chief Executive Officer Richard J. Daly. “This acquisition is in line with our strategy for tuck-in acquisitions.”

“Through Broadridge, clients will have expanded access to strong technology and innovative solutions, and will continue to experience the high-level of service they’ve come to expect,” said M&T Executive Vice President Bill Farrell. “This transaction is a great opportunity for both companies, and enables us to further strengthen our core institutional retirement business including our collective trust program, employee stock ownership plans, U.S. Charitable Gift Trust program, and fiduciary duties associated with defined benefit and defined contribution plans.”

Gerard F. Scavelli, President of Broadridge’s Mutual Funds and Retirement Solutions Group, commented, “The WTRIS trade processing platform gives Broadridge greater levels of flexibility, solutions and support, and together we will offer deeper, innovative capabilities for serving small, mid-size and large plans.” This acquisition further scales the power of Matrix’s open-architecture platform, and adds to Broadridge’s overall retirement offering which includes advanced retirement communications capabilities, advisor support and data analytics.

The transaction is expected to be completed late in the first quarter of calendar 2015, subject to customary closing requirements and regulatory approvals. Terms were not disclosed.

About Broadridge
Broadridge Financial Solutions, Inc. (NYSE:BR) is the leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers globally. Broadridge’s investor communications, securities processing and business process outsourcing solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities.  With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America, and processes more than $5 trillion in fixed income and equity trades per day.  Broadridge employs approximately 6,700 full-time associates in 14 countries. For more information about Broadridge, please visit www.broadridge.com.
Matrix Financial Solutions, a Broadridge company, is a leading provider of TrueOpen Platform® retirement products and services for third party administrators, financial advisors, banks and other financial professionals. Matrix serves more than 390 financial institutions with over $240 billion in customer assets under administration processed through its trading platform. For more information about Matrix, visit http://matrix.broadridge.com.
About M&T Bank Corporation
M&T Bank Corporation is a financial holding company headquartered in Buffalo, N.Y. M&T’s principal banking subsidiary, M&T Bank, operates banking offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware and the District of Columbia. Trust-related services are provided by M&T's Wilmington Trust-affiliated companies and by M&T Bank. For more information, visit www.mtb.com.

The Wilmington Trust Institutional Client Services division offers institutional trustee, agency, asset management, retirement plan, and administrative services for clients worldwide who use capital markets financing structures. Wilmington Trust also provides Wealth Advisory services with an array of personal trust, financial planning, fiduciary, asset management, private banking, and family office solutions designed to help high-net-worth individuals and families grow, preserve, and transfer wealth.

Wilmington Trust has offices throughout the United States and internationally. Learn more at www.wilmingtontrust.com.

Contact Information

Investors:
David Ng
Broadridge Financial Solutions, Inc.
(516) 472-5491
david.ng@broadridge.com

Media Contacts:
Linda Namias
Broadridge Financial Solutions, Inc.
(631) 254-7711
linda.namias@broadridge.com

Kent Wissinger
Wilmington Trust
(302) 651-8758
kentwissinger@wilmingtontrust.com